FULLER, TUBB, POMEROY & STOKES
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
201 ROBERT S. KERR AVENUE, SUITE 1000
OKLAHOMA CITY, OK 73102
G. M. FULLER (1920-1999)	TELEPHONE 405-235-2575
JERRY TUBB	FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
_____

OF COUNSEL:	THOMAS J. KENAN E-MAIL:
MICHAEL A. BICKFORD	kenan@ftpslaw.com
THOMAS J. KENAN
ROLAND TAGUE
DAN M. PETERS

April 15, 2005

Fax: 970-593-0583
Jerry Curtis, President
EagleSpan Steel Structures, Inc.
102 W. 4th Street
Loveland, CO 80537

Re: Purchase Agreement

Dear Mr. Curtis:

I have been advised by my client, Superior Oil and Gas Co., to notify you that Superior Oil and Gas Co. of Yukon, Oklahoma rescinds the Purchase Agreement, as amended, between your company and Superior, effective today.

Amendment No. 2 to the Purchase Agreement requires that EagleSpan deliver certain audited financial statements to Superior within 45 days of the February 9, 2005 execution of the amended Purchase Agreement. Such was not done, even though Superior attempted to assist EagleSpan in the effort to meet this deadline. As you know, the required financial statements are required by law to be filed with the Securities and Exchange Commission within 60 days after the acquisition of EagleSpan by Superior is effected. It is not possible to meet this deadline.

To the extent that EagleSpan’s financial statements have been prepared, it is clear that EagleSpan suffered losses during 2003 and 2004 of approximately $1.5 million. This is a material difference from the operating results for those two years that were represented by EagleSpan. Superior is not aware of any intent on EagleSpan’s part to intentionally mislead Superior in this regard and assumes that the errors occurred through a lack of understanding by EagleSpan’s accountants of U. S. GAAP applied on an accrual basis. Nevertheless, the differences between what was represented as the results of operations and the actual results are material and entitle Superior to rescind the Purchase Agreement.

Exhibit 10.4
Page 1 of 2 Pages

Please return to Superior the $3 million promissory notes and the 1.5 million shares of restricted Superior common stock delivered to you for use as collateral to secure company bank debt the payment of which is guaranteed by you. You may, of course, retain the shares of EagleSpan capital stock that served as collateral to the $3 million in promissory notes of Superior. If you have already pledged as collateral any or all of the 1.5 million shares of Superior stock, please advise the holders of such collateral that the Purchase Agreement has been rescinded and that you are no longer entitled to make use of these shares. Should any of the shares be sold to satisfy EagleSpan debt, Superior will hold EagleSpan and you responsible.

Sincerely,

/s/ Thomas J. Kenan

Thomas J. Kenan
Cc: Dan Lloyd

Exhibit 10.4
Page 2 of 2 Pages